AllianceBernstein High Yield Fund, Inc;
File No.:  811-9160
CIK:  0001029843

Articles of Incorporation: Incorporated by reference to Exhibit 99a-3 to Post-Effective Amendment No. 17 to Registrant's Registration
Statement on Form N-1A, filed with the Securities and Exchange
Commission on January 31, 2005.

77.I)  Terms of new or amended securities


In 2005, the Fund issued three new classes of shares, Class R, Class K and Class I shares. Class R, Class K and Class I Shares, along with Adviser Class, Class A, Class B and Class C shares each represent an interest in the same portfolio of investments of the Fund, have the same rights and are identical in all respects, except that (i) Class A shares bear the expense of the initial sales charge (or contingent deferred sales charge, when applicable), Class B and Class C shares bear the expense of the deferred sales charge, and Adviser Class, Class R, Class K and Class I shares do not bear sales charges
(ii) Class A, Class B, Class C and Class R shares each bear the expense of a higher distribution services fee than that borne by Class K shares; Class B and Class C shares each bear the expense of a higher distribution services fee, and Class A and Class K a lower distribution services fee, than that borne by Class R shares; and Class I and Advisor Class shares do not bear such a fee,
(iii) transfer agency costs differ with respect to each Class;
(iv) each of Class A, Class B, Class C, Class R and Class K shares has exclusive voting rights with respect to provisions of the Rule 12b-1 Plan pursuant to which its distribution services fee is paid and other matters for which separate class voting is appropriate under applicable law, provided that, if the Fund submits to a vote of the Class A shareholders, an amendment to the Rule 12b-1 Plan that would materially increase the amount to be paid thereunder with respect to the Class A shares, then such amendment will also be submitted to the Class B and Advisor Class shareholders and the Class A, the Class B and the Advisor Class shareholders will vote separately by class; and (v) Class B and Advisor Class shares are subject to a conversion feature. Each class has different exchange privileges and certain different shareholder service options available.













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